Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	NEWS

August 7, 2013

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolitt@generaldynamics.com

General Dynamics Elects James N. Mattis to Board of Directors

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected James N. Mattis to be a director of the corporation, effective August 7, 2013.

Mattis, who is 62, is a retired U.S. Marine Corps general who most recently served as commander of the U.S. Central Command, from August 2010 until March 2013. Previously he was commander of the U.S. Joint Forces Command (USJFCOM) from 2007 to 2010. Mattis retired from the Marine Corps in May 2013.

Mattis served in many leadership roles during more than 40 years of service with the U.S. Marine Corps. As a lieutenant colonel, he commanded the 1st Battalion, 7th Marines, an assault battalion in Operations Desert Shield and Desert Storm. As a brigadier general, Mattis commanded the 1st Marine Expeditionary Brigade and Task Force 58 during Operation Enduring Freedom in southern Afghanistan. As a major general, he commanded the 1st Marine Division during the initial attack and subsequent stability operations in Iraq during Operation Iraqi Freedom.

“Jim Mattis is a visionary and an inspiring leader who is renowned for his wisdom, courage and integrity,” said Phebe N. Novakovic, chairman and chief executive officer of General Dynamics. “General Dynamics is honored to have him join our board.”

Mattis holds a bachelor’s degree from Central Washington State University and is a graduate of the Amphibious Warfare School, Marine Corps Command and Staff College and the National War College.

More information about General Dynamics is available at www.generaldynamics.com.

# # #